UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2005

TurboSonic Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-21832	13-1949528
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

550 Parkside Drive, Suite A-14
Waterloo, Ontario N2L 5V4
Canada
(Address of principal executive offices)

Registrant's telephone number: (519) 885-5513

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On November 21, 2005, the Board of Directors of the Registrant granted options to purchase 20,000 shares of the Registrant's common stock under the Registrant's 2003 Stock Plan to each of Glen O. Wright and Andrew T. Meikle. The options have an exercise price of $0.75 per share, which was greater than the closing price of the Registrant's common stock on November 18, 2005, being the last trading date prior to the grant date. The options will vest on June 30, 2006 and will expire on November 21, 2010. Mr. Wright was elected to the Board of Directors as an interim director on November 21, 2005, replacing Jonathan Lagarenne, and was elected to the Board of Directors by the Registrant's shareholders at the Registrant's Annual Meeting of Shareholders held on December 8, 2005. Mr. Meikle was elected to the Board of Directors at a board meeting held on December 8, 2005, immediately subsequent to the Annual Meeting.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        At a board meeting immediately following the 2005 Annual Meeting of Shareholders held on December 8, 2005, Andrew T. Meikle was elected as a member of the Registrant's board of directors and was also appointed to the Audit Committee. This brings the total number of board members to seven including four independent directors.

        Mr. Meikle, a member of the Professional Engineers of Ontario, is the founder of Meikle Automation, established in 1994, and has since then held the position of President and Chief Executive Officer. Meikle Automation, employs over 350 people in seven divisions across Canada, the US and Mexico with annual sales in excess of CAD 50 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2005

TurboSonic Technologies, Inc.

By: /s/ Patrick J. Forde
Name: Patrick J. Forde
Title: President Secretary & Treasurer
Chief Financial Officer